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                       HARDING, LOEVNER MANAGEMENT, L.P.
                         HARDING, LOEVNER FUNDS, INC.

                                CODE OF ETHICS
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I.  INTRODUCTION
    ------------

High ethical standards are an essential ingredient not only for the success of Harding, Loevner Management, L.P., HLM Holdings, Inc. and Harding, Loevner Funds, Inc. (which are hereinafter referred to as the "Firm" collectively), but also to maintain the confidence of investors. There is a long-standing recognition of the conflicts of interest that potentially arise in connection with the personal trading activities of investment personnel. Federal and state securities laws govern the conduct of individuals associated with investment advisers and registered investment companies. Such entities are required to adopt a Code of Ethics containing provisions designed to prevent improper personal trading by their personnel.

Further, the Firm has a fiduciary duty to its clients and registered investment company shareholders (which are hereinafter referred to as "clients" collectively) which requires employees to act solely for the benefit of clients. Our own long-term business interests are best served by adherence to the principle that clients' interests come first. It is in the best interests of this Firm as a professional advisory organization to avoid potential conflicts of interests, or even the appearance of such conflicts.

Because of the nature of our business, employees may be exposed to information which constitutes "inside information" or material, non-public information. Federal securities law proscribes the use of such information for financial benefit.

Our goal is to impose as few restrictions as possible consistent with protecting the Firm, our clients and you from the damage that could result from a violation of the securities laws or from real or apparent conflicts on interests. While it is impossible to define all situations which might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Firm. If you have any doubt as to the propriety of any activity, you should consult with a member of the Compliance Committee.

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II.   APPLICABILITY OF CODE OF ETHICS
      -------------------------------

This Code of Ethics shall apply to employees, officers and directors of the Firm who meet the definition of "access persons" as defined by the Investment Company Act. "Access person" is defined by the Act as any person "who, in connection with his regular duties or function makes, participates in, or obtains information regarding the purchase or sale of a security by a registered investment company, or whose function relates to the making of any recommendations with respect to such purchases or sales".

This definition includes those directors, officers, portfolio managers, analysts, traders, portfolio accountants and others who, because of the nature of their duties, possess information regarding the securities that client accounts will purchase or sell. A list of all "access persons" will be maintained by the Compliance Committee, and the Committee will advise such persons of their special responsibilities by providing them with a copy of this Code of Ethics.

Directors of registered companies are not regarded as access persons solely by reason of being a director of such investment company, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the registered investment company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director such security is or was purchased or sold by such investment company or such purchase or sale by such investment company is or was considered by the investment company or its investment adviser.

III.  THE INVESTMENT ADVISORS ACT AND THE INVESTMENT
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      COMPANY ACT
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Section 206 of the Investment Advisors Act prohibits "any transaction, practice, or course of business which operates as a fraud or deceit upon my client or prospective client". The Investment Company Act includes similar prohibitions for the protection of mutual fund investors; the actual text of Rule 17j-1, pursuant to which this Code of Ethics is adopted, is attached as Exhibit A. All "access persons" are required to familiarize themselves with this Code of Ethics, including the Rule, and to so acknowledge by executing the Acknowledgment Form (attached) upon commencement of employment, and annually thereafter.

IV.   RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES
      ---------------------------------------------

Personal investment activities of all "access persons" employed by this Firm must remain within the parameters set forth below. "Personal investment activities" are those involving any securities in which the access person has a "beneficial interest", as defined in Exhibit B.

      (a) Prohibition on Acquiring Securities in an Initial Public Offering
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("IPO") Within 30 days of the Initial Offering.  In some cases, the opportunity
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to invest in an IPO is highly sought after and these opportunities are often available only to a limited number of investors. Purchase of IPO's by investment personnel pose two potential conflicts of interest. First, an opportunity for investment personnel to participate in a "hot issue" or other attractive IPO is not likely to be viewed as a random event. It may also create the impression that future investment decisions for clients were pursued for reasons other than because they were in the best interest of the clients. Second, the realization of any short-term profits may create at least the appearance that an investment opportunity that should have been available to clients was diverted to the personal benefit of an individual employee. The Firm believes that restricting the purchase of a security in an IPO to after 30 days of the offering will reduce these potential conflicts.

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     (b) Prior Approval for Participation in any Private Placement.  Press
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accounts have alleged that emerging companies court portfolio managers through private placements in order to encourage managers to have their clients invest in the company when it later undertakes an IPO. This produces a direct conflict since the client's investment may result in an increase in value of the company's securities and thus an increase in value of the employee's personal holdings. The Firm recognizes that most private placements will not raise such conflicts and a complete ban on such investments would restrict many legitimate investment opportunities. Therefore, acquisitions of securities in a private placement will be subject to a process of prior review. Further, any "access person" who takes a position in a private placement is under an affirmative obligation to disclose that position if the employee plays a material role in a client's investment decision regarding the same issuer. Once this disclosure is made, a review of the client's investment decision will be undertaken by investment personnel with no personal interest in that particular issuer. This process will accommodate personal investments but provide scrutiny where there is a potential conflict.

     (c) Blackout Periods For Trading in the Same Security as a Client.  All
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"access persons" are prohibited from buying or selling a security within seven
(7) calendar days before and after any client trades in that security. The blackout period before a client trades is aimed at preventing "front running". The blackout period after a client trades is designed to allow dissipation of the market effect of the client's trade before the "access person" trades.

     There may be some circumstances where exceptions to this restriction will be allowed. Any such requests will be reviewed on an individual basis by the Compliance Committee.

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     (d) Pre-Clearance of Personal Securities Transactions.  "Access persons"
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will be required to pre-clear personal securities transactions, including purchases, sales and gifts, through those individuals designated by the Compliance Committee. This procedure is intended to prevent an unwitting violation of the Blackout Period. To obtain pre-clearance, an "access person" should direct a request by e-mail to David Loevner or, in his absence, Daniel Harding or Simon Hallett or, in their absence, Patrice Singleton, indicating the details of the proposed trade, including security, quantity, buying or selling, and the broker to be used. Unless the security is currently subject to a Blackout Period, or the proposed transaction potentially conflicts with another provision of the Code of Ethics, the request will be promptly approved by return e-mail. Approvals are valid for ten (10) days. If the proposed transaction has not been acted upon within the 10 day time frame, a new request for approval must be submitted. A hard copy of the request and approval will be placed in the employee's compliance file.

     (e) Duplicate Copies of Broker's Confirmations To Firm.  All "access
         --------------------------------------------------
persons" are required to direct their brokers to supply duplicate copies of confirmations of all personal securities transactions to the Firm. The transactions reported on the Brokers Confirmations will be reviewed and compared against approved pre-clearance reports, and will allow the Firm to ensure the effectiveness of its compliance efforts.

     (f) Disclosure of Personal Holdings and Quarterly Transactions.  Upon
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commencement of employment, all "access persons" are required to submit information on their personal securities holdings, substantially in the form of the Disclosure of Personal Holdings Form (attached). This Disclosure is to be updated as of January 1st of each year that any "access person" is employed by the Firm. This Disclosure will ensure that confirmations for all transactions are being sent to the Firm. It will also capture certain investments (i.e. private placements) that would not be reflected in traditional broker-dealer accounts.

Statements listing all reportable securities transactions during the preceding calendar quarter must be submitted by all "access persons" on a Personal Trading Activity form on or before the 7th day of January, April, July and October.

     (g) Exempted Transactions.  The following transactions are specifically
         ---------------------
exempted from coverage by this Code of Ethics:

               (i) Transactions in securities issued by the Government of the United States.

               (ii)  Transactions in shares of open-ended investment companies.

               (iii) Transactions involving bank certificates of deposit.

               (iv) Transactions effected in any account over which the "access person" has no direct or indirect influence or control (i.e., blind trust, discretionary account or Trust managed by a third party).

               (v) Transactions which are part of an automatic dividend reinvestment plan.

V.   OTHER RESTRICTIONS
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     (a) Duty of Confidentiality.  All "access persons" must keep confidential
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information concerning a decision to purchase or sell a security on behalf of clients during the entire period from the time a security is determined to be the probable subject of an investment decision until the later of (i) the completion of the buying or selling program for client accounts

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or (ii) a determination that the security is no longer the probable subject of an investment decision. Advance information concerning investment decisions (or probable investment decisions) must not be disclosed except in the necessary and proper discharge of one's responsibilities to the Firm and its clients.

     (b) Service as a Director.  All "access persons" are prohibited from
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serving on the boards of directors of any publicly traded company absent prior authorization. Authorization will be based upon a determination that the board service would be consistent with the interests of the Firm and its clients. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

     (c) Gifts.  All "access persons" are prohibited from accepting or giving
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any gift of more than de minimis value from any individual doing business with or on behalf of a client to which the Firm acts as adviser. For the purposes of this Code of Ethics "de minimis value" is defined as $150.00. Business meals and entertainment are excluded from the definition of "gift".

VI.  INSIDER TRADING POLICY
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Court and SEC administrative decisions interpreting the anti fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or selectively to disclose such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the Firm. Although there are exceptions to these prohibitions, these exceptions are limited.

"Nonpublic" information is any information that has not been disclosed generally to the marketplace. Information received about the company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. As a general rule, one should be able to point to some fact to show that the information is widely available; for example its publication in The Wall Street Journal or in other major news publications. Even after XYZ has released information to the press and the information has been reported, at least 24 hours must be allowed for the general marketplace to learn of and evaluate that information before you trade in XYZ securities.

"Material" information is any information about a company or the market for the company's securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company's securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

Material nonpublic information might be inadvertently disclosed to you by a company director, officer, or employee. It also might be disclosed to you by persons with business relationships with the company, such as its investment banker. In such a case, you should immediately report the facts to a member of the Compliance Committee for a decision regarding appropriate steps.

In addition, whenever you receive information about a company, you should refrain from trading while in possession of that information unless you first determine that the information is either public, non-material, or both. You should also refrain from disclosing the information to others,

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such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reasons. If you have any questions at all as to whether the information is material and nonpublic, you must resolve the question or questions before trading, recommending trading, or divulging the information. If any doubt at all remains, you should consult a member of the Compliance Committee.

If there is any unresolved question in your mind as to the applicability or interpretation of these standards or the propriety of any trading or disclosure, the issue should be discussed with a member of the Compliance Committee prior to trading or disclosure of the information.

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VII.  OVERSIGHT OF CODE OF ETHICS
      ---------------------------

A Compliance Committee, comprising David R. Loevner and Daniel D. Harding, will oversee compliance with this Code of Ethics. Patrice Singleton will be responsible for collecting reports and maintaining the records of the Committee.

The Compliance Committee shall review all reports made to it and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as it deems appropriate. These sanctions may include, among other things, suspension or termination of employment with the Firm.

VIII. RECORDKEEPING
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The Firm will maintain the following records and make them available to the SEC:

          (1) A copy of the current Code of Ethics and prior versions within the past five years.

          (2) A record of any violation of the Code of Ethics, and of any action taken as a result of the violation in the last five years.

          (3) A copy of each Personal Trading Activity report made by an access person in the last five years

          (4) A list of all persons who are, or within the past five years have been required to make reports.

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                                   Exhibit A


                Text of Rule 17j-1 of The Investment Company Act
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The purpose of this Code of Ethics is to provide consistent with the Investment
Company Act and more specifically Rule 17j-1 which reads as follows:

     (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of any investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company --

          (1) To employ any device, scheme or artifice to defraud such registered investment company;

          (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

          (4) To engage in any manipulative practice with respect to such registered investment company.

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                                   Exhibit B


                      Definition of "Beneficial Interest"


For purposes of this Code of Ethics, persons associated with Harding, Loevner Management, L.P. will be deemed to have a beneficial interest in securities owned directly (including ownership through a nominee) and, in addition, securities which are:


     (a) held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement the reporting person obtains benefits substantially equivalent to those of ownership (e.g., the ability to exercise a controlling influence over the purchase, sale or voting of such securities or the application of the income derived from such securities to maintain a common home or to meet expenses which the reporting person otherwise would meet from other sources);

     (b) held in the name of (i) a spouse and minor children or (ii) any relative, including any relative of the reporting person's spouse, who shares the same home as the reporting person, absent special circumstances indicating that the reporting person does not obtain benefits substantially equivalent to those of ownership;

     (c) held in trust for the benefit of any of the persons described in paragraph (b) above;

     (d) held in the name of a spouse, minor children, or other person, even though benefits substantially equivalent to ownership are not obtained, if the reporting person can vest or revest title in himself at once or at some future time;

     (e) held by any partnership, closely-held corporation, trust or estate, to the extent of the reporting person's interest therein; or

     (f) held by the reporting person as trustee where either such person or members of his immediate family have a vested interest in the outcome or corpus of the trust, or as a settlor of a revocable trust.

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                                 Acknowledgment
                             (for "Access persons")



     I hereby acknowledge receipt of the Firm's Code of Ethics and certify that I have read it and agree to abide by it. I also confirm that I have instructed all brokerage houses where I maintain an account to supply duplicate copies of my confirmation statements to Harding, Loevner Management, L.P., Attn:
Compliance Officer. I hereby certify that I have never been found civilly liable for or criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.



Date:  _________                        ______________________
                                             (Signature)



                                        ______________________
                                              (Print Name)

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                                 Acknowledgment
                          (for non- "Access persons")


     I hereby acknowledge receipt of the Firm's Code of Ethics and certify that I have read it. Although I am not subject to the compliance procedures, I do agree to adhere to the Code's high ethical standards and related restrictions placed on personal investing.



Date:__________                    ______________________
                                        (Signature)



                                   ______________________
                                        (Print Name)

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